Exhibit 5
                 GODFREY & KAHN, S.C.
                   Attorneys at Law
                780 North Water Street
            Milwaukee, Wisconsin 53202-3590
                  Tel. (414) 273-3500
                  Fax (414) 273-5198


                     May 22, 1998



ShopKo Stores, Inc.
700 Pilgrim Way
Green Bay, Wisconsin  54307-9060

     RE:  Registration Statement on Form S-8 for ShopKo
          Stores, Inc. 1998 Stock Incentive Plan and
          ShopKo Stores, Inc. Profit Sharing and Super
          Saver Plan

Gentlemen:

     We have acted as your counsel in connection with the preparation of the Registration Statement on Form S-
8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 3,000,000 shares of Common Stock, $0.01 par value per share (the "Shares"), of ShopKo Stores, Inc., a
Wisconsin corporation (the "Company"), 1,250,000 of which Shares (the "Incentive Plan Shares") are issuable pursuant to the Company's 1998 Stock Incentive Plan
(the "Incentive Plan") and 1,750,000 of which Shares
(the "401(k) Plan Shares") are issuable pursuant to the Company's Profit Sharing and Super Saver Plan (the
"401(k) Plan").

     We have examined: (i) the Incentive Plan, the Incentive Plan's prospectus, the 401(k) Plan, and the Registration Statement, (ii) the Company's Articles of
Incorporation and By-Laws, (iii) certain resolutions of the Company's Board of Directors and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     In examining the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of any such documents.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Incentive Plan Shares, upon issuance in accordance with the terms of the Incentive Plan, will be duly authorized, validly issued, fully paid and non-assessable.

     2.   Any 401(k) Plan Shares newly issued by the
Company and sold to employees pursuant to the 401(k)
Plan, will be duly authorized, validly issued, fully paid and non-assessable.

     Our opinions regarding the non-assessability of the Incentive Plan Shares and the 401(k) Plan Shares are limited by Section 180.0622(2)(b) of the Wisconsin
Statutes, or any successor provision, which provides that shareholders of a corporation organized under Chapter 180 of the Wisconsin Statutes may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee. Certain
Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon the issuance thereof.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                              Very truly yours,

                              /s/ Godfrey & Kahn, S.C.

                              Godfrey & Kahn, S.C.